                                                                      EXHIBIT 11

                                                                          Three Months Ended          Six Months Ended
                                                                         June 29,     June 29,      June 29,       June 29,
                                                                          1997         1996          1997           1996
                                                                          ----         ----          ----           ----
                                                                            (In thousands, except per share amounts)
CALCULATION OF EARNINGS PER SHARE:

PRIMARY:

Weighted average common shares outstanding during the period ...        34,162         33,176        34,115        32,996

Dilutive effect of stock options using the treasury stock method            --          2,877           990         3,091
                                                                      ---------------------------------------------------
          Total common equivalent shares .......................        34,162         36,053        35,105        36,087
                                                                      ---------------------------------------------------
Net income (loss) ..............................................      $ (3,020)      $  8,488      $     55      $ 15,957

Net income (loss) per share ....................................      $  (0.09)      $   0.24      $   0.00      $   0.44


FULLY DILUTED:(1)

Weighted average common shares outstanding during the period ...        34,162         33,176        34,115        32,996

Diluted effect of stock options using the treasury stock method             --          3,078           990         3,226
                                                                      ---------------------------------------------------
          Total common equivalent shares .......................        34,162         36,254        35,105        36,222
                                                                      ---------------------------------------------------
Net income (loss) ..............................................      $ (3,020)      $  8,488      $     55      $ 15,957

Net income (loss) per share ....................................      $  (0.09)      $   0.23      $   0.00      $   0.44


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(1)This calculation is submitted in accordance with Regulation S-K item
601(b)(11) although not required by Footnote 2 to Paragraph 14 of APB Opinion No. 15 because it results in dilution of less than 3%.